Exhibit 10.15

First Amendment
to the

TEMPLE-INLAND
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective as of February 6, 2009)

WHEREAS, TIN Inc. (the “Company”) maintains the Temple-Inland Supplemental Executive Retirement Plan (as amended and restated effective as of February 6, 2009) (the “Plan”); and

WHEREAS, the Company has determined that it is desirable to amend the Plan;

NOW THEREFORE, the Plan is hereby amended as follows:

1.	The text of Appendix I to the Plan is hereby amended to add the following:

3.            In the case of a Participant whose Termination of Employment occurs after attaining the Normal Vesting Date of age 60 and completion of 15 years of Vesting Service, the calculation of the lump sum payment shall be based on the Participant's age at the Participant's Normal Vesting Date and the Participant's accrued Normal Retirement Benefit at the time of the Participant's Termination of Employment.  It shall also be based on the 30-year Treasury interest rate and "applicable mortality table" (as described in Section 2 above) in effect at the Participant's Normal Retirement Date.

2.	Section 4.4 of the Plan is hereby amended as follows:

4.4           Survivor Benefit.   In the event of a Participant’s death after the Participant’s Early Vesting Date but before the Participant’s Normal Vesting Date (or the Participant’s Termination of Employment, if earlier), the Participant’s Beneficiary shall be entitled to receive a survivor benefit pursuant to this Article 4 equal to 50% of the lump sum amount that would be payable to the Participant hereunder assuming that the Participant incurred a Termination of Employment as of the day before the Participant’s death.  In the event of a Participant’s death either (a) after the Particpant’s Normal Vesting Date but before the Participant’s Termination of Employment or (b) after the Particpant’s Termination of Employment but before actual payment to the Participant of the Participant’s Executive SERP Retirement Benefit, the full amount of the lump sum payment that would have been paid to the Participant as the Participant’s Executive SERP Retirement Benefit (assuming in the case of a Participant described in the preceding clause (a) that the Participant incurred a Termination of Employment as of the day before the Participant’s death) shall be paid to the Participant’s Beneficiary as a survivor benefit pursuant to this Article 4.  Any survivor benefit payable pursuant to this Article 4 shall be paid in accordance with Article 8 hereof.

3.	Section 8.5 of the Plan is hereby amended to read as follows:

Any survivor benefits payable to a Beneficiary pursuant to Articles 4, 5, 6 and/or 7 shall, except as otherwise provided herein or in Appendix I, be calculated as of the date of the Participant’s death and shall be paid in the form of a lump-sum payment payable as soon as practicable after the date of the Participant’s death (and in all events within 90 days after such date of death).

IN WITNESS WHEREOF, TIN Inc. has caused this First Amendment to the Plan to be adopted as of this 7th day of May 2010.

TIN INC.
By:	/s/ Leslie K. O’Neal
	Name:	Leslie K. O’Neal
	Title:	Senior Vice President and Secretary